INTER OFFICE MEMORANDUM

To: From: Date: Re:	Executive Officers and Directors of Skechers U.S.A., Inc.
Philip Paccione, Executive Vice President, General Counsel and Secretary
December 20, 2005
NOTICE REGARDING 401(K) PLAN BLACKOUT PERIOD AND RESTRICTIONS ON ABILITY TO TRADE SHARES OF THE COMPANY’S SECURITIES

This notice is to inform you of significant restrictions on your ability to trade any equity securities of Skechers U.S.A., Inc. (the “Company”) during an upcoming “blackout period” that will apply to the Company’s 401(k) Profit Sharing Plan (the “401(k) Plan”). This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s blackout periods related to its earnings releases.

The 401(k) Plan blackout period is being imposed because of the conversion to a new recordkeeper for the 401(k) Plan. The 401(k) Plan blackout period will begin at 4:00 p.m. Eastern Time on January 17, 2006 and will end prior to the opening of the New York Stock Exchange on March 1, 2006 (the “401(k) Plan Blackout Period”). During the 401(k) Plan Blackout Period, participants in the 401(k) Plan will not be able to access their accounts to direct or diversify their investments, obtain a loan from the 401(k) Plan or obtain a distribution from the 401(k) Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers are prohibited – during the 401(k) Plan Blackout Period – from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his employment as an executive officer or services as a director.

Please note the following:

• “Equity securities” is defined broadly to include the Company’s Class A common stock, Class B common stock, options, and other derivative securities.

• Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

• Among other things, these rules prohibit exercising options granted to you in connection with your employment as an executive officer or services as a director, selling shares of Company stock acquired pursuant to such options, selling shares of Company stock originally received as a restricted stock grant or upon the vesting of a restricted stock unit, or selling shares to cover withholding taxes upon the vesting of restricted stock or restricted stock units.

• Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, dividend reinvestment plans, sales required by law, and certain other “automatic” transactions.

• Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your employment as an executive officer or services as a director, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

These rules apply in addition to the trading restrictions under the Company’s insider trading policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact me or Ted Weitzman in the Legal Department before engaging in any transaction involving the Company’s equity securities during the 401(k) Plan Blackout Period or if you have any questions about the 401(k) Plan Blackout Period and the information contained in this notice.